KENTUCKY NATIONAL BANCORP, INC.
               2000 STOCK OPTION & INCENTIVE PLAN
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                    Stock Option Agreement

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                 FOR NON-INCENTIVE STOCK OPTIONS

     STOCK OPTION (the "Option") for a total of ________ shares of Common Stock, par value $.01 per share, of Kentucky National Bancorp, Inc. (the "Company") is hereby granted to _____________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Kentucky National Bancorp, Inc. 2000 Stock Option and Incentive Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with
                                            ---
Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.   Exercise Price. The exercise price per share is $____,
          --------------
which equals 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2.   Exercise of Option.  This Option shall be exercisable
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as follows and in accordance with the Plan and the following provisions:
                                       Percentage of Options
   Years of Continuous Service                Vested
   ---------------------------         ---------------------
          Upon Grant                         33 1/3%
          1 Year                             33 1/3%
          2 Years                            33 1/3 %

     Notwithstanding the foregoing, no such stock option shall become vested on the vesting date if on such date Kentucky National Bank (the "Bank"): (i) does not meet regulatory capital requirements, (ii) has a CAMELS rating of 4 or higher, or (iii) has nonperforming assets in excess of 1% of the total assets of the Bank. Options that do not vest because of the foregoing restriction shall again be eligible for vesting on the date that is one year thereafter.

     3.   Method of Exercise.  This Option shall be exercisable
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by a written notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);
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     (b)  contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock owned for more than six months, or such combination of cash and Common Stock owned for more than six months as the Optionee elects. The certificate or certificates for shares of Common Stock owned for more than six months as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     4.   Restrictions on exercise.  The Option may not be
          ------------------------
exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     5.   Withholding.  The Optionee hereby agrees that the
          -----------
exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     6.   Non-transferability of Option.  This Option may not
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be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.


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     7.   Term of Option.  This Option may not be exercisable
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for more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

________________________
Date of Grant                   KENTUCKY NATIONAL BANCORP, INC.
                                2000 STOCK OPTION & INCENTIVE
                                PLAN COMMITTEE


                                By:
                                   -----------------------------
                                   Authorized Member of the
                                   Committee

                           Witness:
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             NON-INCENTIVE STOCK OPTION EXERCISE FORM

                         PURSUANT TO THE

                 KENTUCKY NATIONAL BANCORP, INC.
               2000 STOCK OPTION & INCENTIVE PLAN


                                       ___________________
                                              Date

Treasurer
Kentucky National Bancorp, Inc.
1000 North Dixie Avenue
Elizabethtown, Kentucky 42701


     Re:  Kentucky National Bancorp, Inc. 2000 Stock Option
          -------------------------------------------------
          and Incentive Plan
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Dear Sir:

     The undersigned elects to exercise his Non-Incentive Stock Option to purchase ____________ shares, par value $.01, of Common Stock of Kentucky National Bancorp, Inc. under and pursuant to a Stock Option Agreement dated _______________, 20__.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock owned for more than six months, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $              of cash or check
           ------

          $              in the form of _______ shares of Common
           ------        Stock owned for more than six months,
                         valued at $____ per share

          $              Total
           ======


     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name____________________________________________________________
Address_________________________________________________________
Social Security Number__________________________________________


                        Very truly yours,


                        _______________________